EXHIBIT 99.7

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ACQUIRES SMARTBOX™ ASSETS FROM FLOWSERVE

Redball to Manufacture SmartBox Equipment for American Vanguard

NEWPORT BEACH, CA, July 29, 2002 – AMVAC Chemical Corporation (AMVAC), a wholly-owned subsidiary of American Vanguard Corporation (AMEX: AVD), announced today that it acquired from Flowserve US Inc. all of its assets associated with the SmartBox closed delivery system. The assets include all inventories, tooling, molds, patents and other intellectual property. The terms of the transaction were not disclosed.

SmartBox is the only EPA approved closed delivery system for dispensing granular products. The SmartBox system electronically dispenses granular crop protection products, replacing older technology that utilizes mechanically driven sprockets and chains. The state-of-the-art SmartBox technology allows farmers to apply crop protection products accurately and efficiently while avoiding contact with the product. The computer controller enables farmers to monitor and change application rates while planting and provides the farmer with a permanent record of his application.

AMVAC assumed a position in the SmartBox partnership in 2000 when it acquired the Fortress® corn soil insecticide business from DuPont. That same year, AMVAC sold its Fortress 5G (5% active ingredient — chlorethoxyfos) corn soil insecticide to the American farmer in the SmartBox system. Later that year, AMVAC secured exclusive marketing rights in the U.S. to Bayer CropScience’s Aztec® 4.67G corn soil insecticide. By offering both products, AMVAC provides farmers a choice of two different chemistries to apply through the SmartBox system. This allows farmers to rotate products from year to year, thereby preventing insects from building resistance to any one specific product. AMVAC is currently looking at utilizing this system for other crops where the safety features of the system would provide an important benefit.

Overwhelming demand for SmartBox led to a sell out of all available systems in the spring of 2002, but AMVAC will have a new supply of equipment in time for the 2003 planting season.

AMVAC has contracted Redball, LLC to implement improvements to the SmartBox system and manufacture the SmartBox equipment. Founded in 1984, Benson, MN-based Redball develops and manufactures an innovative line of cost-effective and farmer-friendly sprayers for cotton, corn, soybean and fruit and nut growers throughout the U.S., South America, Australia and other parts of the world. Additionally, Redball has experience in developing products for multi-national AgChem companies, including specialized liquid application equipment.

Glen Johnson, Senior Vice President of AMVAC, stated, “We are looking forward to expanding the use of the SmartBox technology into new cropping practices. Interest from corn farmers in acquiring SmartBox systems exceeded our expectations this year, and those farmers that currently use SmartBox like its ease of application, accuracy and closed handling features. We are also pleased to be working with Redball, an industry leader committed to quality, safety and innovation.”

-more-

5

American Vanguard Corporation News Release July 29, 2002	Page 2

AMVAC is a manufacturer and marketer of crop protection and specialty products, whose products include: Fortress®, Vapam®, K-Pam®, Bidrin®, Blocker™, Dacthal®, PCNB, Dibrom®, Durham® metaldehyde granules, Amid-Thin® W, Citrus Fix™, K-Salt™, Fruit Fix®, Fruitone® N, Tre-Hold® and the azadirachtin products: Ecozin®, Amazin® and Ornazin®. American Vanguard’s basic strategy is to acquire brand name, niche product lines from multi-national companies that divest mature agricultural products to focus on newly discovered molecules. In 2001, American Vanguard was named to Forbes’ America’s 200 Best Small Companies. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgement as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

CONTACT:
 American Vanguard Corporation
Eric G. Wintemute, President & CEO
(949) 260-1200
AMVAC Chemical Corporation
Glen D. Johnson, Senior Vice
President & Director of Business Development
949-260-1212	-OR-	AVD’S INVESTOR RELATIONS FIRM The Equity Group Inc. www.theequitygroup.com Lauren Barbera lbarbera@equityny.com (212) 836-9610 Loren G. Mortman (212)836-9604

####

6